Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Andrea Smith 702-367-5843 Analyst Contact: Britta Carlson 702-367-5624

June 14, 2006

Nevada Power Company Announces Receipt of Consents Necessary to Amend the Terms of its 10 7/8% General and Refunding Mortgage Notes, Series E, Due 2009

Las Vegas, Nevada— Nevada Power Company (the “Company”), a wholly-owned subsidiary of Sierra Pacific Resources (NYSE:SRP), announced today that, in connection with its previously announced cash tender offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) for any and all of its 10 7/8% General and Refunding Mortgage Notes, Series E, due 2009 (CUSIP No. 641423 BD9) (the “Notes”), it has received the requisite consents needed to approve the proposed amendments to the officer’s certificate governing the Notes (the “Officer’s Certificate”), as described in the Company’s Offer to Purchase and Consent Solicitation Statement dated June 1, 2006 and the related Consent and Letter of Transmittal.

A total of approximately $150 million, or over 92%, in aggregate principal amount of the outstanding Notes were validly tendered and not validly withdrawn before the expiration of the Consent Solicitation at 5:00 p.m., New York City time, on Wednesday, June 14, 2006 (the “Consent Time”). The Offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, June 28, 2006.

The Company and The Bank of New York, as trustee for the Notes, have executed an Amendment to the Officer’s Certificate setting forth amendments to eliminate substantially all of the restrictive covenants in the Officer’s Certificate governing the Company’s actions and eliminate certain rights to redeem the Notes at the option of the holders of the Notes. The amendments will become operative only when the Notes that were validly tendered prior to the Consent Time are accepted for payment by the Company pursuant to the terms of the Offer, which is expected to occur promptly after the expiration of the Offer and the Consent Solicitation. Such amendments to the Officer’s Certificate, once operative, will be binding upon all holders of Notes, including those not tendering pursuant to the Offer.

The Offer is conditioned upon, among other things, the Company’s completion of a new notes offering in a sufficient amount to purchase any and all of the tendered Notes on terms and conditions satisfactory to the Company. Subject to the terms and conditions of the Offer, the Company expects to make payment for the Notes tendered by the consenting holders following the expiration of the Offer and the completion of the new notes offering. The Company also expects to make payment at that time for any Notes validly tendered after the expiration of the Consent Solicitation and prior to the expiration of the Offer. The new notes will not be registered under the Securities Act of 1933, as amended or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to buy or the solicitation of an offer to sell any of the Notes, described above. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated June 1, 2006. The Company has retained Goldman, Sachs & Co. to serve as the exclusive Dealer Manager and Solicitation Agent for the Offer and Consent Solicitation and Morrow & Co., Inc. to serve as the Information Agent. Requests for documents may be directed to Morrow & Co., Inc. by telephone at (800) 654-2468 (toll-free) or (203) 658-9400. Questions regarding the Offer and Consent Solicitation may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-3440.

The Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas, including Nellis Air Force Base and the Department of Energy’s Nevada Test Site in Nye County. The Company provides electricity to approximately 774,000 residential and business customers.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

This press release may contain forward-looking statements regarding the future performance of the Company within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For the Company, these risks and uncertainties include, but are not limited to, the Company’s ability to maintain access to the capital markets to finance (on terms favorable to the Company) the purchase of the Notes tendered in the Offer. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, both filed with the Securities and Exchange Commission. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.